Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5510
Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600
BASIC ENERGY SERVICES REPORTS
FIRST QUARTER 2009 RESULTS
MIDLAND, Texas — May 6, 2009 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the first quarter ended March 31, 2009.
Basic generated a net loss of $15.8 million, or $0.39 per diluted share, excluding the impact of a $167.0 million after-tax ($204.1 million pre-tax) non-cash goodwill impairment charge, for the first quarter of 2009. Net loss as reported for the first quarter of 2009 was $182.8 million, or $4.57 per diluted share, compared to net income of $19.7 million, or $0.47 per diluted share, in the same period in 2008. Basic generated revenue of $154.7 million during the first quarter of 2009 compared to $229.9 million during the first quarter of 2008.
Adjusted EBITDA (defined as net income before interest, taxes, depreciation and amortization, excluding the 2009 goodwill impairment charge) for the first quarter of 2009 was $14.2 million, or 9% of revenue, compared to EBITDA (defined as net income before interest, taxes, depreciation and amortization) of $66.1 million, or 29% of revenue, in the same period in 2008. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” Basic concluded that the goodwill previously recorded in its well servicing, fluid services and completion and remedial services segments was impaired in its entirety, and accordingly, recorded a pre-tax goodwill impairment charge of $204.1 million in the first quarter of 2009. This non-cash charge eliminated all of the goodwill previously recorded by Basic.
Basic recognized an effective tax benefit rate of 19.9% in the first quarter of 2009 compared to a tax rate of 37.4% in the first quarter of 2008. The low effective tax rate in the first quarter of 2009 was primarily due to the $204.1 million goodwill impairment charge. The tax deductibility of the impairment charge was determined by the taxable basis of the goodwill considered to be impaired. A portion of the Company’s goodwill was not tax-deductible, which decreased the benefit of the effective tax rate. Excluding the impact of the goodwill impairment charge, the effective tax rate for the first quarter of 2009 would have been a benefit of 34%.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “As expected, the first quarter proved to be extremely difficult across all our geographic markets and service lines as soft demand and intense price competition combined to drive revenue down by 37% from the fourth quarter. The dramatic reduction in domestic capital spending, as evidenced by the 40% drop in the active drilling rig count during the quarter, was made worse by the unusual reduction in routine spending for well maintenance work.
“We matched price competition in each of our businesses to protect market share and our current labor force. Rates declined from 10% to 30% in our various service lines. Labor and related costs, by far the biggest component of our cost structure, were pushed down as we reduced our workforce by 18%, strictly limited overtime and reduced wages and salaries throughout the company. Those cost reductions and our other efforts to streamline the operations however won’t be fully reflected in our earnings until the third quarter.
“Demand for maintenance and workover services, particularly in the oil-related markets, will likely improve gradually over the next several quarters so we have not dismantled our extensive service base and our experienced workforce to match the activity levels experienced in the first quarter. We continue to evaluate each of our local markets to gauge our ability to achieve acceptable profitability in a more normal market environment and are stepping back from those markets which are hyper-competitive or may require substantially higher sustained gas prices than we foresee prevailing in the near term.
“Despite the challenging operating environment, we improved our solid financial position during the quarter. Our cash balance increased by $32 million to $143 million from December 31, 2008, and coupled with our availability under our revolver gave us approximately $172 million in liquidity at March 31, 2009. We generated $61 million in cash from operating activities during the first quarter of 2009 compared to $56 million in the comparable quarter last year.
“As we have seen over the last six months, one of the main challenges facing our industry is access to capital. In order to improve our financial flexibility, we completed an amendment to our credit agreement on May 4, 2009 which extended the maturity date into 2012 for the majority of our revolver commitments and also increased our maximum leverage ratio. We would like to thank those in our bank group that extended their commitments for their support and confidence in our organization.
“As we look forward for the remainder of 2009, we expect that operating conditions will improve moderately due to seasonal factors and somewhat higher maintenance activity. Based on what we have seen through the date of this release, we now expect that our second quarter revenues will be five to seven percent below what we reported in the first quarter of 2009. As we have in the past, we will continue to report our monthly operating data and provide updates on what we are seeing in our markets.”

Business Segment Results
Well Servicing
Well servicing revenues declined approximately 39% to $48.8 million during the first quarter of 2009 compared to $80.5 million in the same period last year and $76.2 million in the fourth quarter of 2008. Basic added two newbuild rigs and retired two rigs during the first quarter of 2009 leaving its well servicing rig count at 414, unchanged from December 31, 2008. Weighted average number of well servicing rigs remained at 414 during the first quarter of 2009 compared to 392 during the same period in 2008 and unchanged from the fourth quarter of 2008. The two newbuild rigs added in the first quarter 2009 completed the 134 newbuild rig program that began in late 2004.
Revenue per well servicing rig hour declined to $369 during the first quarter of 2009 compared to $398 in the same period in 2009 and $418 in the fourth quarter of 2008. Well servicing rig utilization declined to 45% in the first quarter of 2009 compared to 72% in the first quarter of 2008 and 62% in the fourth quarter of 2008. In the first quarter of 2009, maintenance-related activity sharply declined as customers deferred projects due to concerns over commodity prices as well as their ability to access the capital markets.
Well servicing segment profit in the first quarter of 2009 was $11.9 million compared to $32.1 million in the same period in 2008 and $25.8 million in the fourth quarter of 2008. Segment profit margins declined to 24% of revenue in the first quarter of 2009 compared to 40% in the same period in 2008 and 34% in the fourth quarter of 2008, due to the combination of declining utilization and reduced pricing for well servicing rig services.
Fluid Services
Fluid services revenue in first quarter of 2009 was $65.0 million compared to $71.4 million in the same period in 2008 and $89.1 million in the fourth quarter of 2008. Basic added 11 new trucks and retired 17 trucks during the first quarter of 2009, bringing the total number of fluid services trucks to 813 as of March 31, 2009. Weighted average number of fluid services trucks increased 26% to 814 during the first quarter of 2009 compared to 644 during the same period in 2008, mainly due to the trucks acquired in the Azurite acquisition in September 2008.
Average revenue per fluid services truck declined 28% to $80,000 in the first quarter of 2009 compared to $111,000 in the same period in 2008 and the fourth quarter of 2008. Segment profit in the first quarter of 2009 was $20.4 million, or 31% of revenue, compared to $25.0 million, or 35% of revenue, in the same period in 2008 and $33.9 million, or 38% in the fourth quarter of 2008. The decline in overall drilling activity in the first quarter of 2009 resulted in lower truck utilization and frac tank rentals as well as a drop in well site construction services which contributed to the lower revenue per fluid service truck and profitability
Completion & Remedial Services
Completion and remedial services revenues during the first quarter of 2009 declined to $37.3 million from $68.5 million in the same period in 2008 and $70.7 million in the fourth quarter of 2008. Segment profit in the first quarter of 2009 dropped to $11.4 million, or 31% of revenue, compared to $32.7 million, or 48% of revenue, in the same period in 2008 and $30.4 million, or 43% of revenue, in the fourth quarter of 2008. The drop in revenue and segment profit versus the same quarter last year and sequentially was mainly due to declining activity levels and lower pricing, particularly in the pressure pumping and wireline service lines. As of March 31, 2009, Basic had approximately 139,000 hydraulic horsepower of pressure pumping capacity compared to approximately 120,000 hydraulic horsepower as of March 31, 2008.
Contract Drilling
Contract drilling revenues declined to $3.6 million during the first quarter of 2009 compared to $9.5 million in the comparable quarter in 2008, as rig operating days declined 62% to 248 days in the first quarter of 2009 from 645 in the same quarter last year. Sequentially, revenues for this segment dropped 63% compared to the fourth quarter of 2008. Segment profit in the first quarter of 2009 declined to $369,000 versus $2.4 million during the first quarter of 2008 and $3.6 million in the fourth quarter of 2008, due to the decline in drilling activity in the Permian Basin which led to lower utilization and profitability.
Basic operated nine drilling rigs during the first quarter of 2009, the same as in the first quarter last year and in the fourth quarter of 2008.
Capital Expenditures
During the first quarter of 2009, Basic’s total capital expenditures, including capital leases and excluded acquisitions, were approximately $26 million, comprised of $10 million for expansion projects, $11 million for sustaining and replacement projects, and $5 million for other projects. Expansion capital spending included approximately $1 million for the well servicing segment, $3 million for the fluid services segment and $6 million for the completion and remedial services segment. Other capital expenditures of $5 million were mainly for facilities and IT infrastructure.
During 2009, Basic plans to spend a total of approximately $57.5 million for capital expenditures, comprised of $40.0 million through operating cash and $17.5 million financed through capital leases. Included in the 2009 plan for capital expenditures is $25 million to complete 2008 projects. In 2008, total capital expenditures, including capital leases but excluding acquisitions, were $143 million.
Recent Events
On May 4, 2009, Basic amended its Fourth Amended and Restated Credit Agreement with its existing syndicate of lenders. The amendment provides for two tranches whereby the lenders within the syndicate had the option to participate in the extension of the revolver. Tranche A maintains the current agreement, including the termination date of December 15, 2010, for any lenders who chose not to participate in the extension of the revolver. Tranche B includes all lenders who agreed to extend the revolver’s termination date to January 31, 2012 for their respective prior commitment. In addition, this amendment also changed our maximum leverage ratio to 3.75 times EBITDA and provides an aggregate of $50 million for investments and prepayment of unsecured indebtedness. The amendment did not change the total amount of the revolver. The amount of commitments under tranche A is $80 million and the amount under tranche B is $145 million. Those lenders in tranche A will not receive any upfront fees and will receive the same pricing as applicable under the existing facility. Those lenders committing to tranche B will receive an upfront fee, an increase in the undrawn commitment fee and an increase in the pricing spread grid based on leverage ratio ranges. Costs of approximately $2.3 million associated with the amendment will be amortized over the extended life of this credit facility.
Share Repurchase Program Update
During the first quarter of 2009, Basic repurchased 819,627 shares of its common stock at an average price of $7.42 per share. Since the inception of Basic’s share repurchase program in October 2008, the Company has repurchased approximately 1.7 million shares of its common stock, at an aggregate cost of approximately $14.8 million. Basic is authorized to repurchase up to $50.0 million of its common stock.
Basic Energy Services provides well site services essential to maintaining production of oil and gas wells within its operating area. The company employs approximately 4,100 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain states.
For more information, please visit Basic’s website at http://www.basicenergyservices.com.
Conference Call
Basic will host a conference call to discuss its first quarter 2009 results on Thursday,
May 7, 2009, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9866 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http://www.basicenergyservices.com.
A telephonic replay of the conference call will be available until May 14, 2009 and may be accessed by calling (303) 590-3030 and using the pass code 4060356#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email at dmw@drg-e.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully and (iii) changes in our expenses, including labor or fuel costs and financing costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2008, subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Income Statement Data:
Revenues:
Well servicing	$48,814	$80,519
Fluid services	64,977	71,399
Completion and remedial services	37,259	68,458
Contract drilling	3,638	9,497

Total revenues	154,688	229,873

Expenses:
Well servicing	36,917	48,466
Fluid services	44,587	46,433
Completion and remedial services	25,894	35,788
Contract drilling	3,269	7,060
General and administrative (1)	29,079	25,852
Depreciation and amortization	32,737	28,032
(Gain) loss on disposal of assets	865	225
Goodwill Impairment	204,096	—

Total expenses	377,444	191,856

Operating income (loss)	(222,756)	38,017
Other income (expense):
Interest expense	(5,736)	(7,349)
Interest income	220	701
Other income (expense)	134	38

Income (loss) from continuing operations before income taxes	(228,138)	31,407
Income tax benefit (expense)	45,313	(11,751)

Net income (loss)	$(182,825)	$19,656

Earnings (loss) per share of common stock:
Basic	$(4.57)	$0.48

Diluted	$(4.57)	$0.47

Other Financial Data:
EBITDA (2)	$(189,885)	$66,087
Adjusted EBITDA (2)	14,211	66,087
Capital expenditures:
Acquisitions, net of cash acquired	1,150	26,858
Property and equipment	13,784	18,427

	As of
	March 31,	March 31,
	2009	2008
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$142,861	$100,174
Net property and equipment	735,304	649,987
Total assets	1,092,449	1,187,377
Total long-term debt	457,217	410,179
Total stockholders’ equity	407,186	545,751

	Three months
	Ended March 31,
	2009	2008
Segment Data:

Well Servicing
Weighted average number of rigs	414	392
Rig hours (000’s)	132.3	202.5
Rig utilization rate	44.7%	72.2%
Revenue per rig hour	$369	$398
Well servicing rig profit per rig hour	$90	$158
Segment profits as a percent of revenue	24.4%	39.8%

Fluid Services
Weighted average number of fluid services trucks	814	644
Revenue per fluid services truck (000’s)	$80	$111
Segment profits per fluid services truck (000’s)	$25	$39
Segment profits as a percent of revenue	31.4%	35.0%

Completion and Remedial Services
Segment profits as a percent of revenue	30.5%	47.7%

Contract Drilling
Weighted average number of rigs	9	9
Rig operating days	248	645
Revenue per day	$14,700	$14,700
Drilling rig profit per day	$1,500	$3,800
Segment profits as a percent of revenue	10.1%	25.7%

(1)	Includes approximately $1,374,000 and $1,080,000 of non-cash compensation expense for the three months ended March 31, 2009 and 2008, respectively.

(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA is a useful supplemental financial measure used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on our indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months
	Ended March 31,
	2009	2008
	(Unaudited)
Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$(182,825)	$19,656
Income taxes	(45,313)	11,751
Net interest expense	5,516	6,648
Depreciation and amortization	32,737	28,032

EBITDA	$(189,885)	$66,087

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the goodwill impairment charge in 2009:

	Three months
	Ended March 31,
	2009	2008
	(Unaudited)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(182,825)	$19,656
Goodwill impairment	204,096	—
Income taxes	(45,313)	11,751
Net interest expense	5,516	6,648
Depreciation and amortization	32,737	28,032

Adjusted EBITDA	$14,211	$66,087

We believe Adjusted EBITDA is useful for management and investors in connection with comparisons of EBITDA excluding the items represented by the goodwill impairment charges in 2009.
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